Exhibit 99.1

Murphy USA Inc. Reports Second Quarter 2020 Results

El Dorado, Arkansas, July 21, 2020 (GLOBE NEWSWIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three and six months ended June 30, 2020.
Key Highlights:
•Net income was $168.9 million, or $5.73 per diluted share, in Q2 2020 compared to net income of $32.7 million, or $1.01 per diluted share, in Q2 2019

•Total fuel contribution (retail fuel margin plus product supply and wholesale ("PS&W") results including  RINs) for Q2 2020 was 38.3 cpg compared to 14.7 cpg in Q2 2019

•Total retail gallons decreased 25.7% in Q2 2020 compared to Q2 2019, while volumes on a same store sales ("SSS") basis decreased 27.4%

•Merchandise contribution dollars grew 12.2% to $118.4 million compared to the prior-year quarter, on average unit margins of 15.4% in the current quarter

•During Q2 2020, 3 new stores opened and 8 raze-and-rebuild sites were re-opened. In addition, the Company divested all 9 Minnesota stores to a private company for an immaterial gain; there are 11 new sites and 6 raze-and-rebuild sites currently under construction

“Murphy USA’s record second quarter performance once again demonstrated the competitive advantages of our distinctive business model and customer positioning," said President and CEO Andrew Clyde. "Fuel margins significantly outpaced volume declines due to COVID-19 related demand destruction even as commodity prices rose sharply in May and June. As volume recovers in July to over 90-percent of prior year levels reflecting our every-day low price positioning and more favorable geographies and locations, robust fuel margins continue to generate higher than normal fuel contribution for Murphy USA. Merchandise sales and margins have kept record pace as prior and current investments in tobacco categories led to further acceleration of additional market share gains while innovation in general merchandise and recovering traffic boosted non-tobacco categories. Our outlook for the remainder of 2020 and 2021 remains very positive as the underlying structural basis for these trends further solidifies. With a strong cash position and flexible balance sheet, Murphy USA remains well positioned to accelerate its balanced strategic capital allocation priorities over the next few years, including the previously announced growth in new-to-industry sites and front-loaded share repurchase program.”

Consolidated Results

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2020	2019	2020	2019
Net income (loss) ($ Millions)	$168.9	$32.7	$258.2	$38.0
Earnings per share (diluted)	$5.73	$1.01	$8.60	$1.18
Adjusted EBITDA ($ Millions)	$274.2	$92.7	$444.9	$151.5

Net income, diluted EPS, and Adjusted EBITDA in Q2 2020 were significantly greater than Q2 2019 levels primarily due to a higher all-in fuel contribution, merchandise contribution and other operating revenues, combined with lower station operating expenses.

Fuel

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2020	2019	2020	2019
Total retail fuel contribution ($ Millions)	$268.8	$152.4	$551.8	$240.0
Total PS&W contribution ($ Millions)	33.2	4.4	(28.4)	35.9
RINs and other (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	22.6	10.9	38.1	20.0
Total fuel contribution ($ Millions)	$324.6	$167.7	$561.5	$295.9
Retail fuel volume - chain (Million gal)	847.2	1,140.4	1,900.9	2,182.0
Retail fuel volume - per site (K gal APSM)[1]	190.4	259.9	213.3	248.3
Retail fuel volume - per site (K gal SSS)[2]	187.7	256.0	210.6	244.9
Total fuel contribution (including retail, PS&W and RINs) (cpg)	38.3	14.7	29.5	13.6
Retail fuel margin (cpg)	31.7	13.4	29.0	11.0
PS&W including RINs contribution (cpg)	6.6	1.3	0.5	2.6
[1]Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
[2]2019 amounts not revised for 2020 raze-and-rebuild activity

Total fuel contribution dollars increased 93.6%, or $156.9 million, in the second quarter of 2020 compared to the second quarter of 2019. Retail fuel margins of 31.7 cpg were 136.6% higher than the second quarter 2019, which helped increase total retail fuel contribution dollars by $116.4 million to $268.8 million. Retail fuel volumes were lower during the quarter compared to prior year volumes primarily due to stay-at-home restrictions in our areas of operation which began lifting in most areas toward the end of the quarter. In addition, PS&W contributions increased $28.8 million when compared to Q2 2019 caused by positive timing and inventory adjustments resulting from higher trending prices throughout the quarter. Higher RIN prices in Q2 2020 contributed $11.7 million to the total fuel contribution improvement compared to the prior year.

Merchandise

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2020	2019	2020	2019
Total merchandise contribution ($ Millions)	$118.4	$105.5	$225.9	$203.0
Total merchandise sales ($ Millions)	$767.1	$658.8	$1,454.6	$1,265.0
Total merchandise sales ($K SSS)[1,2]	$172.5	$150.3	$163.3	$144.0
Merchandise unit margin (%)	15.4%	16.0%	15.5%	16.0%
Tobacco contribution ($K SSS)[1,2]	$17.1	$14.5	$16.3	$13.9
Non-tobacco contribution ($K SSS)[1,2]	$10.5	$10.1	$9.8	$9.6
Total merchandise contribution ($K SSS)[1,2]	$27.6	$24.6	$26.1	$23.5
[1]2019 amounts not revised for 2020 raze-and-rebuild activity
[2]Includes site-level discounts for Murphy Drive Reward ("MDR") redemptions and excludes change in value of unredeemed MDR points

Total merchandise contribution increased 12.2% to $118.4 million in the second quarter 2020 from $105.5 million in the second quarter 2019, due to higher sales across the chain. Q2 2020 total merchandise contribution dollars per store on a SSS basis increased 11.9% when compared to Q2 2019. Tobacco contribution increased 19.2% on a SSS basis due to higher unit volumes, generating higher sales and margin during the current period. Non-tobacco contribution improved 1.8% primarily due to strong performance in the lottery and general merchandise categories when compared to the prior year quarter.

Other Areas

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2020	2019	2020	2019
Total station and other operating expense ($ Millions)	$131.8	$145.6	$266.9	$278.4
Station OPEX excluding credit card fees and rent ($K APSM)	$21.1	$21.4	$20.6	$20.7
Total SG&A cost ($ Millions)	$37.1	$35.1	$76.3	$69.7

Station OPEX excluding payment fees and rent, decreased 1.8% from the same period of 2019, on an APSM basis and was primarily attributable to lower maintenance expense. As noted in our 2020 guidance, we have removed rent from station OPEX on an APSM basis for both periods presented. Total SG&A costs were $2.0 million higher in Q2 2020 when compared to 2019, primarily due to increased employee-related expenses and professional fees from business improvement initiatives.

Station Openings
Murphy USA opened 3 new retail locations, re-opened 8 raze-and-rebuild sites and sold 9 locations in Q2 2020, bringing the store count to 1,485, consisting of 1,152 Murphy USA sites and 333 Murphy Express sites. A total of 17 stores are currently under construction which includes 11 new retail locations and 6 kiosks undergoing raze-and-rebuild that will return to operation as 1400 sq. ft. stores.
During Q2 2020, Murphy USA sold all 9 Minnesota stores to a private company and recognized an immaterial gain on the disposition of these properties.

Financial Resources

	As of June 30,
Key Financial Metrics	2020	2019
Cash and cash equivalents ($ Millions)	$403.6	$178.6
Long-term debt ($ Millions)	$975.3	$833.6

Cash balances as of June 30, 2020 totaled $403.6 million. Long-term debt consisted of approximately $493 million in carrying value of 4.75% senior notes due in 2029, $297 million in carrying value of 5.625% senior notes due in 2027 and $238 million of term debt less $50 million of current maturities, which is reflected in current liabilities. The asset-based revolving facility (the "ABL") was undrawn and had a borrowing capacity of $168 million as of June 30, 2020. We believe that our existing liquidity is sufficient for our near term needs and we did not seek government aid from Federal programs established by the CARES Act.

	Three Months Ended June 30,		Six Months Ended June 30,
Key Financial Metric	2020	2019	2020	2019
Average shares outstanding (diluted) (in thousands)	29,495	32,328	30,018	32,372

At June 30, 2020, the Company had common shares outstanding of 29,177,631. The effective income tax rate for Q2 2020 was 24.3% compared to 24.5% in Q2 2019.

2020 Guidance Update
In the first quarter 2020 earnings release, management withdrew the Company's retail fuel volume guidance due to the ongoing pandemic and an inability at that date to project volume recovery for the remainder of 2020. Below is a table reflecting original and updated guidance figures, where applicable.

	2020 Original Guidance Range	2020 Updated Guidance Range
Organic Growth
New Stores	up to 30	25 to 27
Raze-and-Rebuilds	up to 25	28 to 30
Fuel Contribution
Total fuel contribution (cpg)	N/A	24 to 25
Retail fuel volume per store (K gallons APSM)	250 to 255	217.5 to 222.5
Fuel Breakeven
Merchandise contribution ($ Millions)	$430 to $435	$455 to $460
Retail station OPEX excluding credit cards (APSM % YOY change)	Up 1-3%	Up 1-3%
Corporate Costs
SG&A ($ Millions per year)	$150 to 155	$150 to 155
Effective Tax Rate	24% to 26%	24% to 26%
Capital Allocation
Capital expenditures ($ Millions)	$225 to $275	$250 to $275

Based on the gradual recoveries of volumes seen since the mid-April time frame the Company is now able to project an estimated full year year guidance of 217,500 to 222,500 average gallons per store month for our retail fuel volumes. Strong tobacco performance has led to higher overall merchandise margins than expected previously. Organic growth has experienced a slight shift but we still expect total combined store count to be near 55 for the full year. To reach those store counts and be prepared for future growth we expect to raise the low end of our capital expenditures range by $25 million. All of these guidance changes are predicated on continuing the slow ramp of fuel volumes that we have experienced since the middle of second quarter and that continues into July.
The Company has not recently provided a projected range of all-in fuel margin, Net Income, or Adjusted EBITDA. In the spirit of increased transparency consistent with the current health pandemic, the Company has decided to provide an expected full year total fuel contribution in cents per gallon. For modeling purposes only, if all-in fuel margins approximate 24.5 cpg, management would expect the business to generate Net Income of $383 million and Adjusted EBITDA of about $719 million for full year 2020 using the midpoint of the updated retail fuel volume guidance combined with the midpoint of the other original guidance metrics that have not changed since issuance.
* * * * *

Earnings Call Information
The Company will host a conference call on July 21, 2020 at 10:00 a.m. Central Time to discuss second quarter 2020 results. The conference call number is 1 (833) 968-2218 and the conference number is 3198063. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.

Source: Murphy USA Inc. (NYSE: MUSA)

Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic, such as COVID-19 including the impact on our fuel volumes if the gradual recoveries experienced in Q2 2020 stall or reverse as a result of any resurgence in COVID-19 infection rates and government reaction in response thereof; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent annual Report on Form 10-K and quarterly report on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul (870) 875-7683 Vice President, Investor Relations and Financial Planning and Analysis christian.pikul@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars, except share and per share amounts)	2020	2019	2020	2019
Operating Revenues
Petroleum product sales (a)	$1,588.9	$3,129.7	$4,069.1	$5,629.5
Merchandise sales	767.1	658.8	1,454.6	1,265.0
Other operating revenues	23.6	11.9	40.7	22.3
Total operating revenues	2,379.6	3,800.4	5,564.4	6,916.8

Operating Expenses
Petroleum product cost of goods sold (a)	1,287.8	2,973.7	3,547.6	5,355.2
Merchandise cost of goods sold	648.7	553.3	1,228.7	1,062.0
Station and other operating expenses	131.8	145.6	266.9	278.4
Depreciation and amortization	39.5	36.5	78.9	76.2
Selling, general and administrative	37.1	35.1	76.3	69.7
Accretion of asset retirement obligations	0.5	0.5	1.1	1.0
Total operating expenses	2,145.4	3,744.7	5,199.5	6,842.5

Net settlement proceeds	—	—	—	0.1
Gain (loss) on sale of assets	1.3	—	1.4	(0.1)
Income (loss) from operations	235.5	55.7	366.3	74.3

Other income (expense)
Interest income	0.2	0.9	1.0	1.6
Interest expense	(13.0)	(13.2)	(26.3)	(26.8)
Other nonoperating income (expense)	0.3	(0.1)	(0.7)	0.1
Total other income (expense)	(12.5)	(12.4)	(26.0)	(25.1)
Income (loss) before income taxes	223.0	43.3	340.3	49.2
Income tax expense (benefit)	54.1	10.6	82.1	11.2
Net Income	$168.9	$32.7	$258.2	$38.0

Basic and Diluted Earnings Per Common Share
Basic	$5.79	$1.02	$8.69	$1.18
Diluted	$5.73	$1.01	$8.60	$1.18
Weighted-average Common shares outstanding (in thousands):
Basic	29,181	32,112	29,708	32,159
Diluted	29,495	32,328	30,018	32,372
Supplemental information:
(a) Includes excise taxes of:	$380.3	$498.3	$853.7	$953.6

Murphy USA Inc.
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

(Millions of dollars)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$168.9	$32.7	$258.2	$38.0

Other comprehensive income (loss), net of tax
Interest rate swap:
Realized gain (loss)	(0.2)	—	(0.1)	—
Unrealized gain (loss)	(0.6)	—	(4.2)	—
Reclassified to interest expense	0.2	—	0.1	—
	(0.6)	—	(4.2)	—
Deferred income tax (benefit) expense	(0.1)	—	(1.0)	—
Other comprehensive income (loss)	(0.5)	—	(3.2)	—
Comprehensive income (loss)	$168.4	$32.7	$255.0	$38.0

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per same store sales (in thousands) and store counts)	Three Months Ended June 30,		Six Months Ended June 30,
Marketing Segment	2020	2019	2020	2019

Operating Revenues
Petroleum product sales	$1,588.9	$3,129.7	$4,069.1	$5,629.5
Merchandise sales	767.1	658.8	1,454.6	1,265.0
Other operating revenues	23.6	11.9	40.6	22.2
Total operating revenues	2,379.6	3,800.4	5,564.3	6,916.7

Operating expenses
Petroleum products cost of goods sold	1,287.8	2,973.7	3,547.6	5,355.2
Merchandise cost of goods sold	648.7	553.3	1,228.7	1,062.0
Station and other operating expenses	131.8	145.6	266.9	278.4
Depreciation and amortization	35.8	33.2	71.7	69.8
Selling, general and administrative	37.1	35.1	76.3	69.7
Accretion of asset retirement obligations	0.5	0.5	1.1	1.0
Total operating expenses	2,141.7	3,741.4	5,192.3	6,836.1

Gain (loss) on sale of assets	1.3	—	1.4	(0.1)
Income from operations	239.2	59.0	373.4	80.5

Other income (expense)
Interest expense	(0.1)	(0.1)	(0.1)	(0.1)
Other nonoperating income (expense)	—	—	—	—
Total other income (expense)	(0.1)	(0.1)	(0.1)	(0.1)

Income (loss) from operations before income taxes	239.1	58.9	373.3	80.4
Income tax expense	59.5	14.4	92.8	19.7
Income (loss) from operations	$179.6	$44.5	$280.5	$60.7

Total tobacco sales revenue same store sales[1,2]	$124.0	$107.6	$118.3	$103.1
Total non-tobacco sales revenue same store sales[1,2]	48.5	42.7	45.0	40.9
Total merchandise sales revenue same store sales[1,2]	$172.5	$150.3	$163.3	$144.0
[1]2019 amounts not revised for 2020 raze-and-rebuild activity
[2]Includes site-level discounts for Murphy Drive Reward ("MDR") redemptions and excludes change in value of unredeemed MDR points

Store count at end of period	1,485	1,474	1,485	1,474
Total store months during the period	4,449	4,387	8,910	8,787

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended		Six months ended
	June 30, 2020		June 30, 2020
	SSS[1]	APSM[2]	SSS[1]	APSM[2]
Fuel gallons per month	(27.4)%	(26.7)%	(14.8)%	(14.1)%

Merchandise sales	14.4%	14.8%	13.2%	13.4%
Tobacco sales	15.7%	15.4%	15.2%	14.8%
Non tobacco sales	11.3%	13.3%	8.1%	10.1%

Merchandise margin	11.9%	10.8%	10.9%	9.8%
Tobacco margin	19.2%	15.9%	18.3%	15.7%
Non tobacco margin	1.8%	3.7%	0.4%	2.2%
[1]Includes site-level discounts for MDR redemptions and excludes change in value of unredeemed MDR points
[2]Includes all MDR activity

Notes

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation.

Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed sites do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2019 for the sites being compared in the 2020 versus 2019 comparison). When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$403.6	$280.3
Accounts receivable—trade, less allowance for doubtful accounts of $0.1 in 2020 and $1.2 in 2019	161.3	172.9
Inventories, at lower of cost or market	257.7	227.6
Prepaid expenses and other current assets	17.7	30.0
Total current assets	840.3	710.8
Property, plant and equipment, at cost less accumulated depreciation and amortization of $1,143.6 in 2020 and $1,079.2 in 2019	1,834.3	1,807.3
Other assets	186.1	169.1
Total assets	$2,860.7	$2,687.2
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$51.2	$38.8
Trade accounts payable and accrued liabilities	461.7	466.2
Income taxes payable	40.8	—
Total current liabilities	553.7	505.0

Long-term debt, including capitalized lease obligations	975.3	999.3
Deferred income taxes	225.2	216.7
Asset retirement obligations	33.7	32.8
Deferred credits and other liabilities	154.8	130.4
Total liabilities	1,942.7	1,884.2
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at 2020 and 2019, respectively)	0.5	0.5
Treasury stock (17,589,533 and 16,307,048 shares held at
2020 and 2019, respectively)	(1,235.2)	(1,099.8)
Additional paid in capital (APIC)	533.0	538.7
Retained earnings	1,622.2	1,362.9
Accumulated other comprehensive income (loss) (AOCI)	(2.5)	0.7
Total stockholders' equity	918.0	803.0
Total liabilities and stockholders' equity	$2,860.7	$2,687.2

Murphy USA Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2020	2019	2020	2019
Operating Activities
Net income	$168.9	$32.7	$258.2	$38.0
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	39.5	36.5	78.9	76.2
Deferred and noncurrent income tax charges (credits)	3.5	5.1	9.4	2.7
Accretion of asset retirement obligations	0.5	0.5	1.1	1.0
Pretax (gains) losses from sale of assets	(1.3)	—	(1.4)	0.1
Net (increase) decrease in noncash operating working capital	48.9	(2.2)	23.2	(0.5)
Other operating activities - net	8.2	4.2	12.5	7.4
Net cash provided by operating activities	268.2	76.8	381.9	124.9
Investing Activities
Property additions	(59.1)	(56.1)	(105.7)	(86.6)
Proceeds from sale of assets	7.4	0.3	7.6	1.4
Other investing activities - net	(0.3)	(0.4)	(1.1)	(0.5)
Net cash required by investing activities	(52.0)	(56.2)	(99.2)	(85.7)
Financing Activities
Purchase of treasury stock	—	(16.8)	(140.6)	(30.1)
Repayments of debt	(12.9)	(5.3)	(13.2)	(10.7)
Amounts related to share-based compensation	—	(0.3)	(5.6)	(4.3)
Net cash required by financing activities	(12.9)	(22.4)	(159.4)	(45.1)
Net increase (decrease) in cash, cash equivalents, and restricted cash	203.3	(1.8)	123.3	(5.9)
Cash, cash equivalents, and restricted cash at beginning of period	200.3	180.4	280.3	184.5
Cash, cash equivalents, and restricted cash at end of period	$403.6	$178.6	$403.6	$178.6

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2020 and 2019. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, loss on early debt extinguishment, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2020	2019	2020	2019

Net income	$168.9	$32.7	$258.2	$38.0

Income tax expense (benefit)	54.1	10.6	82.1	11.2
Interest expense, net of interest income	12.8	12.3	25.3	25.2
Depreciation and amortization	39.5	36.5	78.9	76.2
EBITDA	$275.3	$92.1	$444.5	$150.6

Net settlement proceeds	—	—	—	(0.1)
Accretion of asset retirement obligations	0.5	0.5	1.1	1.0
(Gain) loss on sale of assets	(1.3)	—	(1.4)	0.1
Other nonoperating (income) expense	(0.3)	0.1	0.7	(0.1)
Adjusted EBITDA	$274.2	$92.7	$444.9	$151.5

2020 Full Year Updated Guidance - GAAP to non-GAAP Reconciliation

An itemized reconciliation between updated projected Net Income and updated Adjusted EBITDA for the full year 2020 along with the original 2020 guidance reconciliation are as follows:

(Millions of dollars)	Original Guidance Calendar Year 2020	Updated Guidance Calendar Year 2020
Net Income	$162	$383

Income taxes	$55	$125
Interest expense, net of interest income	$51	$49
Depreciation and amortization	$171	$161
Other operating and nonoperating, net	$1	$1

Adjusted EBITDA	$440	$719

For purposes of this reconciliation, the midpoint of a range for each reconciling item was used, and therefore actual results for each of these reconciling items is expected to be higher or lower than the amounts shown above. The size of the ranges varies based on the individual reconciling item and assumptions made.

The Company has not recently provided a projected range of all-in fuel margin, Net Income, or Adjusted EBITDA. In the spirit of increased transparency consistent with the current health pandemic, the Company has decided to provide an expected full year total fuel contribution in cents per gallon. For modeling purposes only, if all-in fuel margins approximate 24.5 cpg, management would expect the business to generate Net Income of $383 million and Adjusted EBITDA of about $719 million for full year 2020 using the midpoint of the updated retail fuel volume guidance combined with the midpoint of the other original guidance metrics that have not changed since issuance.